EXHIBIT 99.1

BioAdaptives, Inc. Announces Institutional Review Board Approval of a Human Clinical Trial for Zeranovia™

LAS VEGAS, Nov. 25, 2024 (GLOBE NEWSWIRE) -- via IBN – BioAdaptives Inc. (OTC: BDPT) received approval today for a human clinical trial of its weight management product, Zeranovia™.

The trial, approved by an Institutional Review Board, will be managed and supervised by doctors in Las Vegas, Nevada. Sign-ups to participate in the clinical trial have been available on Zeranovia’s website. An excellent response from interested participants quickly filled available positions for the first trial stage. The first phase is designed to confirm dosing and determine if any new side effects are revealed. The next stage of the trial will be open to additional participants.

BioAdaptives™ CEO James Keener stated: “According to data from the National Institutes of Health's Office of Dietary Supplements (ODS), less than 1.0% of nutraceuticals sold in the United States undergo examination in human clinical trials.”

Keener continued: “We are committed to supplying the highest quality products with provable scientific results. Zeranovia’s™ success is based on a high-protein blend of vitamins, minerals, and five concentrated herbal supplements, four of which are adaptogens.”

Before moving Zeranovia™ to BioAdaptives™, Keener’s team spent almost one year in product development, including extensive lab work. Based on those efforts and the knowledge obtained, human clinical trials are expected to mirror the results already achieved. If so, this will be the first natural product that compares favorably to the synthetic medical treatments of GLP-1 and GIP.

About BioAdaptives, Inc.

BioAdaptives, Inc. (OTC: BDPT) is a leader in the nutritional products industry, committed to delivering innovative solutions that enhance quality of life, anti-aging, cell repair, and well-being. With a deep focus on research, customer insights, and sustainable practices, BioAdaptives Inc. redefines what customers can expect from nutritional products. For more information, visit www.bioadaptives.com.

Forward-Looking Statements:

This press release contains forward-looking statements, including those related to the anticipated performance and success of the new product line. These statements are subject to risks and uncertainties that could materially cause actual results to differ. Please refer to our filings with the Securities and Exchange Commission for more information on potential risks.

This launch is expected to further establish BioAdaptives, Inc. as an industry innovator dedicated to bringing scientifically advanced, market-aligned solutions to customers worldwide.